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                               HICKOK INCORPORATED

          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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

                                                             Year Ended September 30
                                                  --------------------------------------------
                                                     1996              1995             1994
                                                  -----------       -----------      ---------

  PRIMARY
  -------
  Average shares outstanding                        1,192,850         1,194,500       1,192,304


  Net effect of dilutive stock options
    - based on the treasury stock
    method using average market price                  24,305            27,918          19,422
                                                  -----------       -----------     -----------

             Total Shares                           1,217,155         1,222,418       1,211,726
                                                  ===========       ===========     ===========

  Net Income                                      $   959,875       $ 1,794,230     $ 1,556,303
                                                  ===========       ===========     ===========

  Net Income per Share                            $       .79       $      1.47     $      1.29
                                                  ===========       ===========     ===========


  FULLY DILUTED
  -------------
  Average shares outstanding                        1,192,850         1,194,500       1,192,304

  Net effect of dilutive stock options
    - based on the treasury stock method
    using year-end market price
    if higher than average market price                24,305*           29,474          19,422*
                                                  -----------       -----------     -----------

             Total Shares                           1,217,155         1,223,974       1,211,726
                                                  ===========       ===========     ===========

  Net Income                                      $   959,875       $ 1,794,230     $ 1,556,303
                                                  ===========       ===========     ===========

  Net Income Per Share                            $       .79       $      1.47     $      1.29
                                                  ===========       ===========     ===========

* Year-end market price is less than average market price, use same as primary shares.
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